FINAL SETTLEMENT AGREEMENT

This Final Settlement Agreement (the “Final Agreement”) is dated this 25th day of August 2011, to be effective as of August 19, 2011 (the “Effective Date”), is being entered into among Radient Pharmaceuticals Corporation (“RPC” or the “Company”), Whalehaven Capital Fund, Ltd. (“Whalehaven”) and Alpha Capital Anstalt (“Alpha Capital,” and together with Whalehaven, the “Plaintiffs” or the “Holder(s)”).  The Company and the Holders are hereinafter sometimes collectively referred to as the “Parties.”

WHEREAS, Plaintiffs are the holders of notes, Common Stock and warrants issued by RPC (the “Issued Securities”) and have the right to receive additional shares of RPC Common Stock pursuant to a Settlement Agreement among the parties dated as of May 9, 2011 (the “Original Settlement Agreement”), as amended by an Amendment to Settlement Agreement dated May 23, 2011 (the “Amendment Agreement” and together with the Original Settlement Agreement, the “Settlement Agreement”); and

WHEREAS, a dispute has arisen regarding RPC’s performance under the Issued Securities and the Settlement Agreement; and

WHEREAS, the parties have signed a Memorandum of Understanding on August 19, 2011 (the “MOU”) wherein the parties reached an agreement in principle to amend and restate in their entirety the terms of the Settlement Agreement, the notes issued pursuant thereto and settle certain claims the Plaintiffs have against RPC, subject to the execution of this Final Agreement and the Additional Court Order;

NOW, THEREFORE, in consideration of the mutual undertakings herein set forth, the parties agree as follows:

Definitions.      In addition to the other terms defined herein, when used in this Agreement, the following terms shall have the following respective meanings:

▪           “2011 Noteholders Consents” shall have the meaning set forth in Section 10(b) of this Final Agreement.

▪           “Additional Court Order” shall mean the additional order of the Court approving this Final Agreement and the transactions contemplated hereby, in substantially the form of Exhibit A annexed hereto and made a part hereof.

▪           “Affiliate” shall have the same meaning as that term is defined in Rule 405 promulgated under the Securities Act.

▪           “Beneficially Owned” “Beneficially Owning” or “Beneficial Ownership” shall have the same meaning as such terms are defined or interpreted  in Section 13(d) promulgated under the Exchange Act and the rules and regulations thereunder, including Regulation 13d-3.

▪            “Business Days” shall mean any day of the week (other than Saturdays or Sundays) when national banks in New York, New York are open for the transaction of business.

▪           “Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

▪           “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

▪           “Converted Alpha Capital Notes” means notes aggregating $1,616,380.92 that were converted by Alpha Capital as part of the Initial Share Conversions into an aggregate of 11,886,000 Settlement Shares.

▪           “Converted Whalehaven Notes” means notes aggregating $1,239,415.76 that were converted by Whalehaven as part of the Initial Share Conversions into an aggregate of 9,114,000 Settlement Shares.

▪           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

▪           “Initial Share Conversions” means (a) the aggregate of 217,000 Settlement Shares issued by the Company to the Whalehaven on May 26, 2011 pursuant to the Initial Settlement Agreement and 8,897,000 Settlement Shares issued by the Company to Whalehaven on June 29, 2011 upon conversion of the Converted Whalehaven Notes, and (b) the aggregate of 283,000 Settlement Shares issued by the Company to Alpha Capital on May 26, 2011 pursuant to the Initial Settlement Agreement and 11,603,000 Settlement Shares issued by the Company to Alpha Capital on June 29, 2011 upon conversion of the Converted Alpha Capital Notes.

▪           “Installment Amount” shall have the meaning ascribed thereto in the Notes.

▪           “Installment Payment Date” shall have the meaning ascribed thereto in the Notes.

▪           “Maturity Date” shall meaning ascribed thereto in the Notes.

▪           “MOU” means the Memorandum of Understanding among the Parties dated August 19, 2011.

▪           “Maximum Percentage” shall mean the Beneficial Ownership of 9.99% of the aggregate number of shares of the Common Stock outstanding.

▪            “Non-Restricted Shares” means shares of RPC Common Stock that are freely tradable, delivered without any restrictive legend and immediately resellable upon receipt by the Holder thereof pursuant to Rule 144(b)(1)(i) under the Securities Act of 1933, as amended, after November 2, 2011 without any additional holding period, volume limitations or manner of sale restrictions.

▪           “Notes” shall mean the convertible promissory notes issued to the Holders pursuant to this Final Agreement in the form of Exhibit B annexed hereto and made a part hereof.

▪            “Optional Conversion” shall mean the election by either or both Holders to effect one or more additional conversions of all or any portion of their respective Note into Common Stock pursuant to Section 2.1(a) of the Note.

▪           “RPC Security” shall have the meaning ascribed to it in Section 8 of this Final Agreement.

▪           “Settlement Amount” shall mean the aggregate sum of $10,912,055 payable by the Company to the Plaintiffs under the Settlement Agreement and this Final Agreement, as to Alpha Capital in the amount of $6,176,223.13 and as to Whalehaven in the amount of $4,735,831.87.

▪            “Settlement Shares” shall mean the collective reference all of the shares of Common Stock of the Company issued and issuable to the Holders under the Settlement Agreement and this Final Agreement in respect of payment of the Settlement Amount (a) upon any Optional Conversion(s) of the Notes, (b) on each Installment Payment Date in respect of an Installment Amount, (c) in connection with the “True Up Shares” (as defined in Section 3 of this Final Agreement, and (d) in respect of the shares of Common Stock issued in connection with the Initial Share Conversions of the Converted Alpha Capital Notes and the Converted Whalehaven Notes.

▪            “Trading Day” means a day on which the principal market upon which the Common Stock is traded or listed is open.

▪           “Trading Period” means the period commencing on November 2, 2011 and ending January 3, 2012.

▪           “VWAP” means, as reported by Bloomberg, the volume weighted average price of the Common Stock on the principal market upon which such Common Stock is listed or traded during the applicable period stated therefor.

1.           Execution of Notes.  RPC, immediately upon receipt of the Additional Court Order approving this Final Agreement and the 2011 Noteholders Consents, shall execute and deliver to Plaintiffs the Notes in the respective principal amounts as to each of Whalehaven and Alpha Capital that is set for on Exhibit B hereto.

2.           Release.  Immediately upon receipt of the 2011 Noteholders Consents and the Additional Court Order, the Plaintiffs shall execute and deliver to the Company the release agreement in the form of Exhibit C annexed hereto and made a part hereof (the “Release Agreement”).

3.           True Up Shares During the Trading Period.  At any time during the Trading Period, each of Whalehaven and Alpha Capital may, on one occasion only (which need not be the same time for Whalehaven and Alpha Capital), request that the Company deliver to such Holder additional Non-Restricted Shares of Common Stock (the “True Up Shares”), calculated as follows:

(a)
The Parties shall calculate the average of the three lowest VWAPs for the Common Stock, as reported by Bloomberg, during the period commencing May 26, 2011 and terminating on the date of the request by Whalehaven or Alpha Capital, as the case may be (the “Section 3 VWAP”);

(b)                      With respect to Whalehaven, first, the $1,239,415.76 of Converted Whalehaven Notes shall be divided by the Section 3 VWAP.  The result thereof shall be deemed the “Adjusted Whalehaven Initial Share Conversions”.  There shall be deducted from such Adjusted Whalehaven Initial Share Conversions, the 9,114,000 Settlement Shares previously issued to Whalehaven pursuant to the Initial Share Conversions, and the difference shall be the True Up Shares issuable to Whalehaven. RPC shall, deliver within five (5) Trading Days after request by Whalehaven, such number of additional True Up Shares to Whalehaven which shall be Non-Restricted Shares.

(c)                      With respect to Alpha Capital, first, the $1,616,380.92 of Converted Alpha Capital Notes shall be divided by the Section 3 VWAP.  The result thereof shall be deemed the “Adjusted Alpha Capital Initial Share Conversions”.  There shall be deducted from such Adjusted Alpha Capital Initial Share Conversions, the 11,886,000 Settlement Shares previously issued to Alpha Capital pursuant to the Initial Share Conversions, and the difference shall be the True Up Shares issuable to Alpha Capital. RPC shall, deliver within five (5) Trading Days after request by Alpha Capital, such number of additional True Up Shares to Alpha Capital which shall be Non-Restricted Shares.

The True Up Shares to be delivered pursuant to this Section 3 shall be delivered subject to the restrictions in Section 8 below.  All True Up Shares to be delivered pursuant to this Section 3 shall be in addition to any Common Stock delivered, or required to be delivered by RPC pursuant to the Settlement Agreement or pursuant to the Notes.  Notwithstanding the foregoing, the Company’s obligation to issue Non-Restricted Shares as True Up Shares is subject to (i) compliance by the respective Holder with the provisions of Section 5 and Section 8 of this Final Agreement, and (ii) delivery by such Holder to the Company and its legal counsel customary seller’s representation letters, at the time of issuance of such True Up Shares and upon any resales thereof.  In the event that the provisions of Section 8 are applicable to some or all of the True Up Shares, then, to the extent so applicable, the calculation of such True Up Shares shall be made as at the date such calculation would have otherwise been required to have been made, but the delivery of such True Up Shares shall be postponed to one or more future dates selected by such Holder; provided, that such delivery or deliveries would not violate Section 8.

4.           Non-Affiliate Status.  As of the date hereof, the Company is not aware of any basis for any assertion by RPC for either Plaintiff to be an Affiliate of the Company since August 2, 2011.

5.           Independent Status.  Each Plaintiff hereby represents and warrants that they are acting independently and not as a “group” as defined in Section 13(d) of the Exchange Act, and as a result the Beneficial Owner Limitation shall be calculated individually as to each Plaintiff, respectively.  The Company agrees that based on the foregoing representation and warranty, and subject to the Plaintiffs’ continued representations as to the accuracy thereof, the Company shall not, in the absence of either (a) a court order, (b) a pending legal proceeding brought by any unaffiliated third party against either Plaintiff, or (c) correspondence from the Securities and Exchange Commission alleging that either Plaintiff is an Affiliate, claim or take any action based on the allegation that the Plaintiffs are acting as a group or are Affiliates of each other.

6.	Reservation of Settlement Shares; Charter Amendment.

(a) On August 24, 2011, the Company filed an amendment to its certificate of incorporation, increasing to 750.0 million shares, the aggregate number of shares of Common Stock it is authorized to issue. On or immediately prior to issuance of the Notes, RPC hereby covenants and agrees that it shall reserve an aggregate of 175.0 million shares of authorized and previously unissued Common Stock for potential issuance to the Plaintiffs for issuance upon Plaintiff’s conversion of the Notes pursuant to Section 2.1 of the Notes. Additionally, the Company shall reserve and continue to reserve and keep available at all times, free of pre-emptive rights, a sufficient number of shares of Common Stock for purposes of enabling the Company to issue all of the Settlement Shares pursuant to this Final Settlement Agreement and the Notes (“Required Reservation”). Within 30 days after the first day the Company does not have reserved the Required Reservation, the Company shall prepare and file with the Securities and Exchange Commission (“SEC”) a proxy statement under Section 14A of the Exchange Act the “Proxy Statement”), or seek to obtain the written consent of the holders of a majority of the outstanding Common Stock of the Company (which may include the Plaintiffs and the 2011 Noteholders) and file with the SEC an information statement under Section 14C of the Exchange Act (the “Information Statement”); in either case amending the certificate of incorporation of the Company to either (a) increase the authorized number of shares of Common Stock, or (b) effect a reverse split of the outstanding Common Stock (in either case, the “Charter Amendment”) so that immediately upon the effectiveness of such Charter Amendment, the Required Reservation shall be satisfied. In no event later than ten (10) Trading Days after the SEC informs the Company that there will be no review of the Proxy Statement or Information Statement (as applicable) or that they have no further comments to the Proxy Statement or Information Statement (either, the “Effectiveness Date”), the Company shall either: (i) in the case of a Proxy Statement, provide each stockholder entitled to vote at a special or annual meeting of stockholders of the Company (the “Stockholder Meeting”) a copy of the Proxy Statement (soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of the Charter Amendment); which Stockholders Meeting shall be held as promptly as practicable, but in no event later than twenty (20) Trading Days after the Effectiveness Date (the “Stockholder Meeting Deadline”), or (ii) in the case of an Information Statement mail such Information Statement to the Stockholders. In either case, the Company shall (A) cause the Board of Directors of the Company to recommend to the stockholders that they approve the Charter Amendment, and (B) use its best efforts to obtain the affirmative vote in person or by proxy at the Stockholders Meeting of the requisite number of shares of Common Stock to effect the Charter Amendment, or the written consent of the holders of a majority of the Company’s then issued and outstanding Common Stock; in either case, in order to satisfy the Required Reservation amount and any actions required to promptly cause such increase in the Required Reservation to occur (such affirmative approval being referred to herein as the “Stockholder Approval”). The Company shall be obligated to seek to obtain the Stockholder Approval by the Stockholder Meeting Deadline. If, despite the Company’s reasonable best efforts, Stockholder Approval is not obtained at the Stockholder Meeting, the Company shall cause an additional Stockholder Meeting to be held each calendar quarter thereafter or seek the prior written consent of the holders of a majority of the outstanding Common Stock with respect to the Charter Amendment until the Stockholder Approval is obtained. The Company shall respond to all comments received from the SEC with respect to the Proxy Statement or Information Statement as soon as practicable after the receipt thereof (but in no event later than five (5) Business Days after the receipt thereof). Upon receipt of the Stockholder Approval, the Company will promptly cause such increase to occur and reserve the Required Reservation.

(b) In order to insure that the Plaintiffs will, in addition to the 175.0 million shares being reserved hereunder, have the Required Reservation, and that the Company shall also be able to comply with its obligations to the 2011 Noteholders to reserve an adequate number of shares of its Common Stock for issuance to such 2011 Noteholders upon conversion or exercise of securities issued to such 2011 Noteholders, the Company intends to commence the procedures in order to seek and obtain Stockholder Approval for a Charter Amendment within twenty (20) Trading Days following its obtaining of the Additional Court Order and 2011 Noteholders Consent.

7.           Additional Court Order.  The Parties shall obtain the Additional Court Order of the United States District Court for the Southern District of New York (the “Court”) to “So Order” this Final Agreement.  Such Additional Court Order shall, inter alia, approve, pursuant to the provisions of Section 3(a)(10) of the Securities Act of 1933, the Settlement Shares which may or will be issued under this Final Agreement or under the Notes annexed hereto so that all of such Settlement Shares shall be exempt from the registration requirements of the Securities Act of 1933, as amended.  In the event the Court does no “So Order” this Final Agreement by close of business (5:00 p.m. EDT) on August 31, 2011, unless extended by mutual agreement of the Parties, this Final Agreement shall be null and void ab initio and the Parties shall retain their rights under the Settlement Agreement as if this Final Agreement was never entered into.

8.           Beneficial Ownership Limitation.  The Parties hereby agree that as of August 19, 2011 all Issued Securities and all rights to obtain any Common Stock issued or issuable by RPC to Plaintiffs and all Common Stock currently owned by the Plaintiffs, including Settlement Shares issued in connection with the Initial Share Conversions (collectively the “RPC Securities”) are hereby subject to the following:

(a)           Notwithstanding anything to the contrary contained in this Final Agreement or the Notes, the Company shall not effect any exercise of any warrant, conversion of any note or issuance of its shares of Common Stock, and a Holder shall not have the right to exercise any portion of any warrant, convert any Note or receive any additional shares of Common Stock, pursuant to any RPC Security and the Company may not issue any shares of Common Stock on any Installment Payment Date or otherwise under the Notes or pursuant to this Final Agreement, to the extent (but only to the extent) that the Holder or any of its Affiliates or any person(s) acting as a “group” with the Holder or its Affiliates, would be the Beneficial Owner(s) of in excess of the Maximum Percentage. To the extent the above limitation applies, the determination of whether the Notes shall be convertible or any warrants shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its Affiliates) and of which such RPC Securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder and its Affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to convert the Notes, exercise warrants or to issue shares of Common Stock, pursuant to this Section 8 shall have any effect on the applicability of the provisions of this Section 8 with respect to any subsequent determination of convertibility or exercise.

(b)           For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.

(c)           It is expressly acknowledged by the Holder that the Company is not representing to the Holder that any calculation by the Holder of its Beneficial Ownership or the Maximum Percentage is in compliance with Section 13(d) of the Exchange Act or the rules and regulations thereunder, and the Holder shall be solely responsible for the accuracy of any schedules required to be filed in accordance therewith.  Delivery of all shares of Common Stock to each Holder, its Affiliates and any other persons acting as a group (as defined in Section 13(d) of the Exchange Act) with such Holder will be subject to the Maximum Percentage.

(d)           In the event the exercise of the rights described in this Final Agreement  or in the Notes would or could result in the issuance of an amount of Common Stock that would exceed the foregoing Maximum Percentage that may be issued to a Plaintiff calculated in the manner described in this Section 8, then the issuance of such additional shares of Common Stock to such Plaintiff will be deferred in whole or in part until such time as such Plaintiff is able to Beneficially Own such Common Stock without exceeding the Maximum Percentage set forth calculated in the manner described in this Section 8.   For all purposes of this Final Agreement and the Notes, the calculation of the amount of Common Stock that would be deliverable, but for the application of the provisions of this Section 8, shall be made as of the date otherwise required to be calculated hereunder or under the Notes, notwithstanding the postponement of delivery of such Common Stock.

(e)           For all purposes of this Section 8, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 8, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in the Company’s most recent periodic or annual report filed with the Commission, as the case may be.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of RPC Securities or issuance of shares of Common Stock pursuant to the Settlement Agreement and this Final Agreement, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

(f)           The provisions of this Section 8 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 8 to correct this Section 8 (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitations contained in this Section 8 shall apply to a successor in interest to the Company and any successor Holder of any of the RPC Securities.

9.           Holding Period.  The Company acknowledges that the MOU and this Final Agreement do not modify or restart any holding period of the Plaintiffs for any RPC Security held by the Plaintiffs.  The Company confirms and represents that it has been advised by counsel that nothing in this agreement impairs the applicability of the exemption from registration pursuant to Section 3(a)(10) to any Settlement Shares delivered or to be delivered by RPC to Whalehaven and Alpha Capital by RPC pursuant to the terms of this Final Agreement and the Notes.  For so long as each of Whalehaven and Alpha Capital comply with the provisions of Section 8 of this Final Agreement, RPC shall deliver to such Holder(s) Non-Restricted Shares.  For avoidance of doubt, RPC acknowledges that from and after November 2, 2011, and subject at all times to compliance at the time of issuance by the Holders with the provisions of Section 5 and Section 8 of this Final Agreement, the Common Stock issuable pursuant to this Final Agreement and upon conversion of the Notes are not “restricted securities” as that term is defined in Rule 144(a)(3) of the Exchange Act and will be otherwise Non-Restricted Shares.

10.          Additional Covenants.

(a)           The parties shall apply to the District Court to approve, pursuant to the provisions of Section 3(a)(10) of the Securities Act of 1933, the Settlement Shares which were issued pursuant to the Settlement Agreement and which may or will be issued hereunder or under the Notes annexed hereto shall be exempt from the registration requirements of the Securities Act of 1933, as amended, and subject to other applicable provisions of the securities laws and the rules and regulations thereunder, shall, upon the resale thereof, be Non-Restricted Shares.  In the event such approval is not obtained, this Final Agreement shall be null and void, ab initio, and the parties shall retain their respective rights under the Settlement Agreement.

(b)           Each of the Parties hereto do acknowledge and agree that the execution and delivery of this Agreement is subject to the written approval and consent of Iroquois Master Fund Limited, Cranshire Capital, LP, Bristol Investment Fund Ltd., Kingsbrook Opportunities Master Fund LP and Freestone Advantage Partners LP (the “2011 Noteholders Consents”), on or before 3:00 p.m. (EDT) on August 26, 2011, which date and time may be extended only by mutual agreement of the Parties.

(c)           Each Holder shall retain the warrants it received in the November 2009 Registered Direct Offering and in the private financing that RPC closed in March and April 2010 (the “Warrants”). The Parties agree that the exercise price of the Warrants is $0.28 and that the number of shares of Common Stock available for issuance upon exercise of Whalehaven’s Warrants is 188,000 and that the number of shares available for issuance upon exercise of Alpha Capital’s Warrants is 207,689.  Any exercise of the Warrants by either Plaintiff shall reduce RPC’s obligation to that Plaintiff under the Notes by the amount of any such exercise. For illustrative purposes only, if Alpha Capital exercises its Warrants for 100,000 shares of stock, RPC’s obligation to Alpha Capital under the Notes shall be reduced by $28,000. RPC represents that Plaintiffs may exercise the Warrants immediately and that RPC can issue all shares required to be issued pursuant to any such Warrant exercise. Plaintiffs agree not to exercise the Warrant prior to the earlier to occur of August 31, 2011, or the date of the Additional Court Order.  On the Maturity Date, provided that the Notes have been paid in full, Whalehaven and Alpha Capital shall return to RPC all of the Warrants and the warrants received in 2007 to the extent they have not been previously exercised in full. RPC shall thereafter deem the Warrants null and void.

(d)           The obligation of the Company’s legal counsel to issue opinion letters as may be required by any transfer agent of the Company’s Common Stock are subject to the Holder’s execution and delivery of customary seller’s representation letters at the time of resale of any Non-Restricted Shares.

11.          Integration; Entire Agreement.  Upon timely receipt of the 2011 Noteholders Consents and the Additional Court Order, this Final Agreement shall constitute the entire agreement and understanding among the Parties, written or oral, with respect to the subject matter hereof, amends and restates in their entirety the Settlement Agreement and the MOU, and, subject at all times to the provisions of Section 10(a) of this Final Agreement, supersedes such Settlement Agreement and MOU which shall no longer have any further force or effect.  Notwithstanding the foregoing, to the extent (and only to the extent) that (i) the Section 3(a)(10) exemption was applicable to Settlement Shares issued prior to the Effective Date under the Settlement Agreement and the Court order dated May 24, 2011, such Settlement Agreement shall remain applicable, and (ii) the blocker provision contained in the MOU shall also remain applicable.

12.           Governing Law; Jurisdiction.  All questions concerning the construction, validity, enforcement and interpretation of this Final Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  The United States District Court for the Southern District of New York will retain exclusive jurisdiction to enforce adjudicate any dispute hereunder.  The Company and Plaintiffs acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Final Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of this Final Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.  In the event either party commences suit hereunder, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorney’s fees, costs and expenses.

13.           Counterparts.  This Final Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to any other party, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were an original thereof.  In the event of any dispute under this Final Agreement the prevailing party will be entitled to reasonable legal fees.

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Final Agreement, to be effective as of the Effective Date.

RADIENT PHARMACEUTICALS CORPORATION

By:
Its:

WHALEHAVEN CAPITAL FUND, LTD.	ALPHA CAPITAL ANSTALT

By:	By:
Its:	Its: